Exhibit 14.1

DAMON INC.
(the “Corporation”)

CODE OF BUSINESS CONDUCT AND ETHICS

Objectives

The Corporation’s commitment to ethical and lawful business conduct is a fundamental shared value of our Board of Directors (the “Board of Directors”), management and employees and critical to our success. Our standards for business conduct provide that we will uphold ethical and legal standards vigorously as we pursue our financial objectives, and that honesty and integrity will not be compromised by us anywhere at any time. Consistent with these principles, the Board of Directors had adopted this Code of Business Conduct and Ethics (the “Code”) as a guide to the high ethical and legal standards expected of its directors, officers and employees.

Application of the Code

This Code applies to all directors, officers and employees of the Corporation and its subsidiaries (who are referred to collectively as “Corporation Personnel”).

Monitoring Compliance and Waivers

The Board of Directors is responsible for monitoring compliance with this Code. A waiver of this Code will be granted only in exceptional circumstances. Any waivers from this Code that are granted for the benefit of the Corporation’s directors or executive officers shall be granted by the Board of Directors only, and will be disclosed in accordance with applicable securities laws, rules and regulations. Any waiver for employees will be granted only upon approval by the Corporation’s Chief Financial Officer (the “CFO”).

Conflicts of Interest

Corporation Personnel must act honestly, in good faith and in the best interests of the Corporation. Corporation Personnel must avoid situations involving a conflict or the potential for a conflict between their personal interests and the interests of the Corporation. Questions or reports regarding any conflict of interest or potential conflict of interest should be directed to the CFO or the CFO’s designee.

The following are examples of conflicts that may arise in the course of carrying out the Corporation’s business.

1.	Outside Business Interests. Corporation Personnel are generally free to take on employment and other activities outside of their work responsibilities with the Corporation. However, in doing so, Corporation Personnel must ensure that any “outside” activities do not present a real or perceived conflict with the interests of the Corporation or with their duties as Corporation Personnel.

2.	Outside Directorships. Corporation Personnel are generally free to take on directorships, however, Corporation Personnel must be aware of any potential for conflicts with the interests of the Corporation.

3.	Financial Interests in Suppliers, Contractors or Competitors. Any existing or proposed affiliation between Corporation Personnel and any entity that has any of these enumerated relationships with the Corporation should be, in the case of a director or executive officer, disclosed to and reviewed by the Board of Directors, and in the case of an employee, disclosed to and reviewed by the CFO or the CFO’s designee.

4.	Outside Personal Loan or Guarantee from the Corporation. Corporation Personnel should not accept, whether directly or indirectly, any loan or guarantee of obligations from the Corporation for personal benefit.

5.	Giving and Receiving Gifts. Corporation Personnel are prohibited from soliciting or receiving any gift, loan, reward or benefit from a supplier or customer in exchange for any decision, act or omission by any Corporation Personnel in the course of carrying out their functions. Similarly, Corporation Personnel should not try to influence the decisions of a supplier or customer by giving gifts. Anyone receiving any such gift, loan, reward or benefit must report the same to the CFO or the CFO’s designee. The giving and receiving of modest gifts or entertainment as a part of normal business courtesy and hospitality is permitted. However, the use of expense accounts to deviate from any policy described herein is strictly forbidden.

Protection and Proper Use of Corporate Assets and Opportunities

All Corporation Personnel must handle the physical and intellectual assets of the Corporation with integrity and with due regard to the interests of all of the Corporation’s stakeholders. Corporation Personnel cannot appropriate a corporate opportunity or corporate property, arising out of their relationship with the Corporation, for their own personal benefit.

Corporation Personnel must have authorization to enter into business transactions on behalf of the Corporation. All corporate transactions must be accounted for in the Corporation’s books. Records must not be manipulated or destroyed for the purpose of impeding or obstructing any investigation undertaken by the Corporation or a governmental body.

No action shall be taken to fraudulently influence or mislead anyone engaged in the performance of an audit of the Corporation’s financial statements.

Theft, carelessness and waste have a direct impact on the Corporation’s profitability. Any suspected incident of fraud or theft should be immediately reported to any member of Corporation management, including the CFO. The Corporation’s assets should be used for legitimate business purposes, though incidental personal use may be authorized from time to time.

Email and Internet systems are provided primarily for business use. Personal use of these resources should be kept to a minimum. As email may not be entirely secure, Corporation Personnel must exercise caution and etiquette when sending email correspondence.

Confidentiality of Corporate Information

Confidential information is any information that is not known to the general public and includes business research, market plans, strategic objectives, unpublished financial information, customer, supplier and personnel lists and all intellectual property, including trade secrets, software, trademarks, copyrights and patents. Confidential information may not be given or released without proper authority and appropriate protection to anyone not employed by the Corporation or to Corporation Personnel who have no need for such information.

Corporation Personnel are prohibited from trading or encouraging others to trade in the securities of the Corporation where the person trading is in possession of material non-public information.

Fair Dealing

Corporation Personnel shall not obtain or use confidential information or trade secrets from any other corporation without proper authorization. Corporation Personnel shall not undertake any activities that could reasonably be expected to result in an unreasonable restraint of trade, unfair trade practice or any other anticompetitive behaviour in violation of any law. However, in the normal course of business, it is not unusual for Corporation Personnel to acquire information about other organizations. In doing so, Corporation Personnel must not use illegal means to acquire a competitor’s trade secrets or other confidential information. Any Corporation Personnel who work in an area that requires frequent contacts with competitors, customers or suppliers should be particularly sensitive to the requirements of competition laws.

The Corporation undertakes to deal fairly with all Corporation Personnel. There is a “no tolerance” policy in place for any form of discrimination or harassment against Corporation Personnel with respect to race, religion, age, gender, marital and family status, sexual orientation, ethnic or national origin or disability or any other grounds enumerated in applicable human rights legislation.

Compliance with Laws, Rules and Regulations

All Corporation Personnel must comply with all applicable laws, regulations and the Corporation’s policies, including those related to health and safety.

All Corporation Personnel, in discharging their duties, should comply with the laws of the cities, states and countries in which the Corporation and its subsidiaries carry on business. While the Corporation Personnel are not expected to know the details of all applicable laws, rules and regulations, it is important to acquire sufficient knowledge of the laws involved in each area relating to their particular duties to determine when to seek advice from appropriate personnel.

Corporation Personnel are prohibited from making payments or giving gifts to a public official in any country in which the Corporation and its subsidiaries operate, in order to obtain a business advantage or is in violation of applicable anti-corruption legislation.

Financial Reporting and Records; Disclosure

The Corporation maintains a high standard of accuracy and completeness in its financial records. These records serve as a basis for managing the Corporation’s business and are crucial for meeting obligations to employees, investors and others, as well as for compliance with regulatory, tax, financial reporting and other legal requirements. Corporation Personnel who make entries into business records or who issue regulatory or financial reports, have a responsibility to fairly present all information in a truthful, accurate and timely manner. No Corporation Personnel shall exert any influence over, coerce, mislead or in any way manipulate or attempt to manipulate the independent auditors of the Corporation.

The Corporation’s periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”), including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each Corporation Personnel involved in the Corporation’s disclosure process must: (a) be familiar with and comply with the Corporation’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Corporation provide full, fair, accurate, timely and understandable disclosure.

Reporting of any Illegal or Unethical Behaviour

Corporation Personnel are each responsible for being aware of and understanding and complying with this Code when making business decisions. Corporation Personnel must promptly report any problems or concerns and any actual or potential violation of this Code. To do otherwise will be viewed as condoning a violation of this Code.

There shall be no reprisal or other action taken against any Corporation Personnel who, in good faith, bring forward concerns about actual or potential violations of laws or this Code. Anyone engaging in any form of retaliatory conduct will be subject to disciplinary action, which may include termination.

Corporation Personnel should first raise a complaint or concern with his or her supervisor. If that is not possible for some reason or if this does not resolve the matter, Corporation Personnel must take the matter up the chain of management within the Corporation. Ultimately, unresolved complaints and concerns should be referred to the Chair of the Corporation’s Audit Committee who will treat all disclosures in confidence and will involve only those individuals who need to be involved in order to conduct an investigation. Any complaint regarding accounting, internal accounting or auditing matters or a concern regarding questionable accounting or auditing matters should be referred to the Chair of the Audit Committee.

Consequences of Violating this Code

Failure to comply with this Code will be considered by this Corporation to be a very serious matter. Depending on the nature and severity of the violation, disciplinary action may be taken by the Corporation, including termination. In addition, the Corporation may make claims for reimbursement of losses or damages and/or the Corporation may refer the matter to the authorities. Anyone who fails to report a violation upon discovery or otherwise condones the violation of this Code may also be subject to disciplinary action.

Effective Date: [___]

[ACKNOWLEDGMENT OF RECEIPT AND REVIEW]

[Acknowledgment of Receipt and Review]

[To be signed and returned to the [Chief Financial Officer/Legal Department].]

I, _______________________, acknowledge that I have received and read a copy of the Damon Inc. Code of Business Conduct and Ethics. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach [the Chief Financial Officer/Legal Department] if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]]